EXHIBIT 6.2

AGREEMENT FOR JOINT VENTURE SITE LOCATIONS

THIS AGREEMENT (the "Agreement"), dated June 10, 2021, but effective as of the "Effective Date" as defined herein, is made and entered into by and between Biochar Now, LLC, a Colorado limited liability company, whose address is 2409 Lake Drive, Loveland, CO 80538 ("BN") and Eco-Allies, Inc, a Nevada Corporation, whose address is 601 E. Charleston Blvd. Las Vegas, Nv.89104 (“EA").

WHEREAS, BN is the owner of patents (the “Patents”) which grant exclusive ownership rights to BN for custom designed slow pyrolysis kilns that are used to create Biochar and stack assemblies that are designed to chemically convert smoke and other undesirable emissions into EPA-permitted clean air and patents which grant exclusive ownership rights to BN for several uses of biochar (the “Products”). BN possesses certain technology, including, but not limited to trade secrets, know-how, computer programs copyrighted and non-copyrighted, equipment, photographs, documents, engineering and process specifications (the "Know-How").

WHEREAS, a JV between BN and EA desires to purchase and utilize BN’s patented slow pyrolysis kilns constructed under the patents, sell into markets covered by BN patented applications, and utilize BN’s Know-How (which include any and all additional existing and future patents owned by BN in order to manufacture or utilize the Products for its own use), and BN is willing to sell to a JV between BN and EA slow pyrolysis kilns and allow the use of Know-How for site locations in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, BN and EA mutually agree as follows:

1.	Incorporation of Recitals. The foregoing recitals are incorporated into the terms and provisions of this Agreement as if they were fully rewritten at this point.

2.

Additional Terms Regarding Purchase of Kilns and Use of Know-How for Site Locations. BN will sell the patented kilns and other equipment for each JV site selected by EA for the actual cost of construction and related expenses. The JV between BN and EA agrees to never resell the patented kilns to another party, nor allow another party to operate the patented kilns, nor share any Know-How with another party. If EA decides to no longer operate the patented kilns or work with Biochar Now LLC, the JV between EA and BN will sell the patented kilns back to BN at their then depreciated value. If the depreciated value or book value is zero and BN does not elect to repurchase the patented kilns, the JV between EA and BN will scrap the patented kilns at the direction of BN.

3.

Confidentiality. EA agrees that the engineering behind the construction and the knowledge to operate the slow pyrolysis patented kilns other than that which is or becomes of general public knowledge from sources other than EA, will be held in strict confidence and will not be divulged by EA, without the prior written consent of BN, to any person, firm, corporation, establishment, government agency unless otherwise directed by law, except to responsible employees of EA for use in the manufacture and implementation of the Products. EA shall take all reasonable steps to ensure compliance with this obligation of confidentiality by EA's employees. EA shall only divulge such information to such employees who have a "need to know" and who have executed a standard confidentiality agreement. BN shall be a third-party beneficiary of all such confidentiality agreements. EA's obligations under this paragraph shall survive any termination of this Agreement unless specifically waived in writing by BN.

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(a)

Concurrently with the execution of this Agreement, BN and EA have entered into a Confidentiality and Non-Disclosure Agreement (a copy of which is attached hereto and the terms of which are incorporated herein by reference).

4.

Indemnification. EA agrees to indemnify and hold BN harmless from any liability deriving from any claim, settlement made in any pending litigation or to preclude filing of any litigation, judgment or award for injury or death to persons or property damage (including costs of litigation and attorney's fees) which may result directly or indirectly from the production of inferior biochar due to the improper operation of the Products manufactured by BN. BN agrees to indemnify and hold EA harmless from any liability deriving from any claim asserted by any individual or entity claiming ownership of the Patents, Know-How and/or Schematics and from any claim, settlement made in any pending litigation or to preclude filing of any litigation, judgment or award for injury or death to persons or property damage (including costs of litigation and attorney's fees) which may result directly or indirectly from EA’s use of the Products.

5.	Term. The term of this Agreement shall commence on the Effective Date as defined herein and, unless sooner terminated as provided in ¶11, it shall continue for an indefinite period of time.

6.	Effective Date. This Agreement shall be effective upon BN’s and EA’s signatures to the Agreement.

7.

EA Research and Development. BN shall train EA’s designated agents, representatives and employees on all aspects of the Patents and Know as directed by EA. EA may conduct its own research and development with respect to the Process. The results of any such research and development shall be the joint property of EA and BN.

8.

Incontestability. EA agrees that it will not directly or indirectly either singularly or in concert with any other person contest in any manner whatsoever or assert as a defense, cross-claim or counterclaim against BN, in any proceeding or forum of any nature whatsoever, the exclusive ownership rights of BN in or validity of the Patents and Know-How.

9.	Initial Ownership Percentages and Monthly Fees.

(a)	Initial Ownership Percentages in the JV between EA and BN

	Biochar Now LLC Eco-Allies, Inc.	25% 75%

EA to provide initial equity funding to JV of $6,500,000. BN to provide employee training and site management for operation of site. Ownership percentages reflects that EA will also provide customers for JV site. If BN provides customers to JV site, then BN receives an additional commission of 20% of gross revenues on those specific customers.

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(b) Fee. Within fifteen (15) days after the end of each quarter, the JV between shall pay to Owners (per their Ownership percentages), a fee determined in U.S. dollars based on twenty-five per cent (25%) of the Total Sale Price as defined in ¶9(c) herein (the "Fee") received from sales of Biochar produced by the JV or that is produced from materials provided to BN by EA during the quarter then ended. A Product is sold upon receipt of payment by the customer.

(c) Total Sales Price. "Total Sale Price" means the total actual invoice selling price of all Biochar manufactured by JV or that is produced from materials provided to BN by EA, but excluding all freight charges, taxes, duties and fees incurred in the sales if included in the invoice price of the sale.

(d) Sales Records. The JV shall render a true and accurate statement to BN and EA showing the amount and number of the Biochar units sold by the JV and the Total Sales Prices of the Biochar by JV during each calendar month during the Term, the truth and accuracy of which shall be sworn to by the Chief Financial Officer of JV (the "Sales Statement"). Each Sales Statement shall be submitted to BN within fifteen (15) days following the end of each calendar month. JV agrees during the Term to maintain full and complete records showing the amount of the Biochar sold by it, the purchasers of the Products and the Total Sales Prices thereof. For a period of two (2) years following the receipt of each Sales Statement, BN or EA or its duly designated agent shall have the right to conduct an audit of the records of . JV such audits shall be conducted at the expense of BN unless there is more than a five (5%) per cent variation from the Sales Statement and the audit results, in which event JV shall reimburse BN or EA for the cost of the audit.

(e) Method of Payment. Each payment shall be made not later than the 15th day following the close of each quarter. If not made prior to the date of submission of the Sales Statement the payment shall accompany the Sales Statement.

(f) Late Charge and Interest. Any payment not made when due shall be assessed a late charge of five (5%) per cent of the amount due and shall bear interest at the rate of ten (10%) per cent per annum from original due date until date of actual payment.

(g) Remainder of Excess Cash and Profits. Any excess cash flows and/or profits, beyond the initial quarterly distribution of 25% found in this paragraph. are to be distributed per this paragraph at the end of the fiscal year. The 25% initial distribution is to insure the owners realize some ongoing benefit from the Sales of Product.

10.

Sale of Patents. In the event that BN shall sell or otherwise transfer control of the Patents and/or Know-How during the term of this Agreement, the JV’s right to use the Patents and Know-How shall remain during the term of this Agreement. BN agrees that any and all agreements pertaining to the sale or transfer of the Patents and/or Know-How shall expressly state the foregoing right of the JV’s continued use during the term of this Agreement.

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11.	Termination.

(a) The rights granted by this Agreement shall terminate immediately upon the happening of any of the following events:

(i) EA or JV files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent; files any petition or answer seeking any arrangement composition, liquidation, or dissolution under any present or future law, or regulation relating to bankruptcy, insolvency, or other relief for debtors; seeks or consents or acquiesces in the appointment of any trustee, receiver, or liquidator of all or any substantial part of its properties; makes any general assignment for the benefit of creditors; or admits in writing its inability to pay its debts generally as they become due; or

(ii) A court enters an order, judgment or decree approving a petition files against EA or JV seeking any arrangement, composition, liquidation dissolution, or similar relief under any present or future law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, and that order, judgment, or decrees is not vacated or stayed within thirty (30) days thereof; or

(iii) JV shall otherwise cease or be compelled to cease business or the production of any of the Products.

(iv) EA fails to comply with specific provisions of this Agreement

(A) to maintain confidentiality as required by ¶3;;

(B) to make payments as required by ¶9; or

(C) to provide Sales Statements or cooperate with any audits as required by ¶9;

(v) BN fails to comply with specific provisions of this Agreement

(A) to maintain confidentiality as required by ¶3

(B) to train the designated agent, representatives and employees of EA as required by ¶7; or

(C) BN does not provide equipment in a timely manner.

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(b) If either BN or EA is guilty of a material breach of the terms of this Agreement and if upon written demand by the other fails to remedy such breach within thirty (30) days of such demand, then the other, in addition to any other rights that may accrue to it on account of such breach, may upon expiration of such 30-day period upon notice to the other may be relieved from further performance under this Agreement without liability.

(c) Neither BN, nor EA, shall be entitled to any additional period of notice or be liable for any indemnity or damages arising solely from a non-renewal of this Agreement or earlier revocations of the granted rights.

12.	Effect on Termination.

(a) Upon termination of this Agreement for any reason whatsoever, the rights granted by this Agreement except for completion of then work-in-process shall immediately terminate. EA agrees that it will not thereafter use the Know-How or Drawings in the manufacture by it of any of the Products and/or Biochar or otherwise use or disclose any of the Patents or Know-How. EA will return all materials in whatever medium then contained relating to the Patents or Know-How and will not retain any copies in any form or medium whatsoever.

(b) Termination of the Agreement for any reason shall not relieve EA from its obligation to pay all amounts that have accrued pursuant to this Agreement as of the date of such termination.

13.	Representations and Warranties of BN. BN represents and warrants to EA as of the date hereof, as follows:

(a) This Agreement and the agreements and instruments attached hereto are legal, valid and binding obligations of BN, enforceable in accordance with their terms.

(b) BN is a limited liability company duly organized and existing in good standing under the laws of the State of Colorado and will continue to be so as of the Effective Date.

(c) BN has the full and sole right, power and authority to enter into this Agreement.

(d) BN is the true, lawful and sole owner of the Patents and Know-How and that same are clear of any charge, claim, condition, equitable interest or similar restriction, including any restriction on use, transfer or exercise of any other attribute of ownership.

14.	Representations and Warranties of EA. EA represents and warrants to BN as of the date hereof, as follows:

(a) This Agreement and the agreements and instruments attached hereto are legal, valid and binding obligations of EA, enforceable in accordance with their terms.

(b) EA is a limited liability company duly organized and existing in good standing under the laws of the State of Nevada and will continue to be so as of the Effective Date.

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(c) EA has the full and sole right, power and authority to enter into this Agreement.

15.

Force Majeure. Neither BN, nor EA, shall be liable for failure of performance if occasioned by fires, floods, accidents, riots, acts of God, war, acts or terrorism, governmental interference or embargoes, strikes, labor difficulties, shortage of labor, fuel, power, materials, or supplies, transportation delays, or any other cause or causes (whether or not similar in nature to any of those specified) beyond its control.

16.

Assignment. This Agreement is personal to the EA and shall not be assigned by it without the prior written consent of BN. This Agreement is binding upon and shall inure to the benefit of the successors and assigns of EA and BN.

17.

Notices. Any notice required to be given under this Agreement shall be in writing and such notice shall be deemed to have been duly given when it shall be delivered by hand, airmail, confirmed facsimile, or commercial courier to the party to which it is required to be given at such party's address specified below or at such other address as such party shall have designated by notice in writing from time to time.

For BN:	Biochar Now, LLC
2409 Lake Drive Loveland, CO 80538 Telephone: (330) ______________ Fax: (330) ________________

For EA:	Eco-Allies, Inc _______________________ _______________________ Telephone: (____) ______________ Fax: (_____) _________________

18.

Governing Law. This Agreement shall be construed and the legal relations between the parties shall be governed in accordance with the laws of the State of Colorado, absent its provisions of conflicts of law.

19.

Integration; Headings.  This Agreement contains the entire agreement, and supersedes all prior agreements, between BN and EA concerning the sale of Products. No representation, warranty, modification, alteration or agreement shall affect this Agreement unless made in writing and executed with the same formalities as this Agreement. The headings in this Agreement do not form a part of it but are for convenience only and shall not limit or affect in any way the meaning of the provisions of this Agreement.

20.

Savings Clause. In the event that any Court of competent jurisdiction determines that any provision of this Agreement is void and unenforceable, then such determination of unenforceability shall not affect the remainder of the provisions of this Agreement. Following such determination, this Agreement shall continue in full force and effect between BN and EA, as if said void and unenforceable provision had never been a part of this Agreement.

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21.

Jurisdiction and Venue. In the event of any dispute between BN and EA which shall result in the commencement of litigation, BN and EA jointly agree that exclusive jurisdiction for the resolution of any such dispute shall be conferred upon Larimer County, Colorado.

22.

Equitable Enforcement. BN and EA agree that, in the event of a violation of any confidentiality provision of this Agreement, the initiation of an action for damages by BN against EA will not provide an adequate remedy to BN. In the event of any such violation, BN and EA agree that, in addition to damages, BN shall be entitled to specific enforcement of the confidentiality provisions of this Agreement through the issuance of a temporary restraining order, a preliminary and/or permanent jurisdiction.

23.

Counterparts.  This Agreement may be signed in two (2) or more counterparts. All such counterparts shall constitute one document. Each such counterpart shall be considered to be an original of this Agreement.

24.	Time of Essence. Time is of the essence in the performance of the terms and conditions of this Agreement.

25.

Costs and Damages. In the event any dispute between BN and EA results in the commencement of litigation, the prevailing party shall be entitled to collect from the other party, as additional damages, all costs and expenses incurred in such litigation, including an award for reasonable attorney fees incurred.

26.

Waiver. The waiver by one party of strict compliance with the terms and conditions of this Agreement by the other party in any subsequent occurrences of any such breach of this Agreement. In the event of any subsequent occurrence or breach of any other term or provision of this Agreement, the failure on the part of a party to strict compliance with the terms and conditions of this Agreement shall not estop the party from pursuing all remedies available to it in the event of such subsequent occurrence.avx

BN and EA have executed duplicate counterparts of this Agreement by the signatures of their duly authorized officers.

"BN"

Biochar Now, LLC a Colorado limited liability company

_______________________________________	By:
Witness as to BN	James Gaspard, its Managing Member

Date signed _________________

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_______________________________________
Witness as to BN
"EA"

Eco-Allies, Inc
a Nevada Corporation

_______________________________________	By
Witness as to EA	Its

Date signed ___________________

_______________________________________
Witness as to EA

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